Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services - Statements and Reports”, “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated September 25, 2020 with respect to the financial statements of AB Discovery Growth Fund, Inc. for the fiscal year ended July 31, 2020, which is incorporated by reference in this Post-Effective Amendment No. 168 to the Registration Statement (Form N-1A No. 2-10768) of AB Discovery Growth Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

October 28, 2020